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                                  Prudential Loan No. 6-102-354
                                  (f/k/a Prudential Loan Nos. 6-100-506/676
                                                              6-100-896/897

                FIFTH AMENDMENT TO LOAN AGREEMENT
                ---------------------------------

     THIS FIFTH AMENDMENT TO LOAN AGREEMENT ("Amendment") is made as of this _______ day of December, 1997, by and among (i) THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Prudential"), and (ii) OLD ORCHARD URBAN LIMITED PARTNERSHIP, an Illinois limited partnership ("Beneficiary"), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, not personally but as Trustee under Trust Agreement dated June 1, 1993, and known as Trust No. 116914-09 ("Trustee") (Trustee and Beneficiary being collectively referred to herein as "Borrower").

                            Recitals
                            --------

     A. Prudential, together with Mellon Bank, N.A., as Trustee for First Plaza Group Trust, a New York Trust ("FPGT"), as equal co-lenders (collectively, "Original Lender"), made two certain loans to ZML-Old Orchard Limited Partnership, an Illinois limited partnership ("Original Beneficiary") and Trustee (Original Beneficiary and Trustee being collectively the "Original Borrower"), one of which loans was in the maximum aggregate principal amount of One Hundred Five Million Dollars ($105,000,000), and the other of which was in the maximum aggregate principal amount of Fifty-Five Million Dollars ($55,000,000) (collectively, the "Original Loan"), pursuant to the terms and provisions of that certain Construction Loan Agreement dated September 16, 1994, by and between Original Borrower, Prudential and FPGT, as amended by that certain First Amendment (as defined below), that certain Second Amendment to Loan Agreement dated June 15, 1995, that certain Third Amendment to Loan Agreement dated December 18, 1995, and that certain Fourth Amendment to Loan Agreement dated December 13, 1996 (said Construction Loan Agreement, as so amended, being collectively referred to herein as the "Existing Loan Agreement"). Terms appearing herein as defined terms and not expressly defined herein shall have the respective meanings given them in the Existing Loan Agreement.

     B. The Original Loan has heretofore been evidenced by four (4) certain promissory notes, two of which notes are in the principal amount of Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000), one payable to the order of Prudential and the other payable to the order of FPGT (collectively, the "Original Notes"), and the other two of which notes are in the principal amount of Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000), one payable to the order of Prudential and the other payable to the order of FPGT (the "Supplemental Notes") (the Original Notes and Supplemental Notes being collectively the "Existing Notes").

     C. On December 19, 1996, there occurred certain transfers of partnership interests in Original Beneficiary, followed by a change in the name of Original Beneficiary, so that Original Beneficiary as now constituted has become the Beneficiary named herein, all as more particularly described in that certain Transfer Agreement and Amendment to Loan Documents dated December 19, 1996, by and among Original Lender, Original Borrower, Urban Shopping Centers, L.P., an Illinois limited partnership ("Urban LP") and USC Old Orchard, Inc., a Delaware corporation ("USC-OO") (the "Transfer Agreement"), which Transfer Agreement also further amended the Existing Loan Agreement and the "Loan Documents" referred to therein to reflect such transaction.
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     D.    In connection with and to further evidence and secure the Original
Loan and the indebtedness evidenced by the Original Notes, Original Borrower has executed and delivered to Original Lender various agreements, instruments, documents, and certificates (collectively with the Loan Agreement and Notes, the "Original Loan Documents"), including without limitation the following:

           (a)    that certain Mortgage, Security Agreement, and Fixture
     Filing dated September 16, 1994, executed by Original Borrower to and for the benefit of Original Lender (the "Original Mortgage"), and recorded September 16, 1994, as Document No. 94811370 in the office of the Recorder of Deeds of Cook County, Illinois ("Recorder"), as amended by that certain First Amendment to Mortgage and Other Loan Documents dated May 8, 1995, and recorded May 10, 1995, as Document No. 95307616 in the office of the Recorder (the "First Amendment"), and as further amended by that certain Second Amendment to Loan Agreement, Mortgage, and Other Loan Documents dated June 15, 1995, and recorded June 16, 1995, as Document No.
     95390733 in the office of the Recorder (the "Second Amendment"), and as further amended by the Transfer Agreement (collectively, the "Existing Mortgage"), which encumbers certain property legally described on EXHIBIT A attached thereto, all improvements thereon, and certain other real and personal property described in said Existing Mortgage (collectively, the "Property");

           (b) that certain Assignment of Leases and Rents dated September 16, 1994, executed by Original Borrower to and for the benefit of Original Lender, and recorded September 16, 1994, as Document No. 94811371 in the office of the Recorder, as amended by the First Amendment, Second Amendment, and Transfer Agreement (the "Existing Lease Assignment");

           (c) that certain Guaranty dated September 16, 1994, executed by Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, an Illinois limited partnership ("Original Guarantor") to and for the benefit of Original Lender, as amended by that certain First Amendment to Guaranty and Other Documents dated June 15, 1995, as further amended by that certain Second Amendment to Guaranty dated December 18, 1995, and as further amended by that certain Third Amendment to Guaranty dated December 13, 1996, and as assumed in part by Urban LP pursuant to that certain Assumption of Guaranty and Hazardous Materials Agreement dated December 19, 1996 (the "Assumption Agreement"), executed by Urban LP for the benefit of Original Lender (collectively, the "Existing Guaranty");

           (d) that certain Hazardous Substances Remediation and Indemnification Agreement dated September 16, 1994, as amended by that certain First Amendment to Guaranty and Other Documents dated June 15, 1995, to and for the benefit of Original Lender, and as assumed in part by Urban LP pursuant to the Assumption Agreement (collectively, the "Existing Hazardous Materials Agreement");

           (e) that certain ERISA Certificate and Indemnification Agreement dated September 16, 1994, as supplemented by that certain Supplemental ERISA Certificate and Indemnification Agreement dated December 19, 1996, executed by Beneficiary and Urban LP for the benefit of Original Lender (collectively, the "Existing ERISA Certificate");

           (f) that certain Certificate of Representations and Warranties dated September 16, 1994, as supplemented by that certain Supplemental Certificate of Representations and Warranties dated June 15, 1995, and further supplemented by that certain Borrower's Certification dated December 13, 1996, executed by Beneficiary to and for the benefit of
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     Original Lender, and further supplemented by that certain Second
     Supplemental Certificate of Representations and Warranties dated December 19, 1996, executed by Beneficiary and Urban LP for the benefit of Original Lender (collectively, the "Existing Certificate"); and

           (g) that certain Pledge and Security Agreement dated May 8, 1995, by Original Beneficiary to and for the benefit of Original Lender, as amended by the Transfer Agreement (the "Existing Pledge Agreement").

     E. Borrower has submitted to Prudential a certain application letter dated October 28, 1997, by which Borrower has requested that the Original Loan be modified in various respects (the Original Loan, as modified as described in this Amendment, being referred to as the "Loan"), which modifications include (without limitation) the following:

           (a) Prudential would (i) advance a sufficient amount of funds to repay the portion of the Original Loan payable to FPGT, so that Prudential would become the sole "Lender" under the Loan and (ii) advance additional funds such that the aggregate principal amount outstanding under the Loan would be increased to $168,000,000;

           (b) the Existing Notes would be consolidated into a single note and the Interest Rate and payments required thereunder would be reset for the entire Loan; and

           (c)    the term of the Loan would be extended to December 11, 2009.

     F. Prudential has accepted such application letter, and the parties are entering into this Amendment and the "Loan Document Amendments" referred to herein in fulfillment of their obligations under said application letter.

                           AGREEMENTS
                           ----------

     NOW, THEREFORE, intending to be legally bound and in consideration of the recitals set forth above and incorporated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Prudential agree as follows:

     1. RECITALS; DEFINED TERMS. The foregoing Recitals and the definitions contained therein are hereby incorporated into this Amendment, and this Amendment, when executed by the parties hereto, shall be incorporated into and constitute a part of the Existing Loan Agreement. The terms used in this Amendment shall have the same definitions as set forth in the Existing Loan Agreement, to the extent that such terms are defined therein and are not otherwise defined in this Amendment.

     2. CONDITIONS PRECEDENT TO PRUDENTIAL'S OBLIGATIONS. The agreements of Prudential contained herein shall be effective only if the following conditions are satisfied on or before the date hereof:

           (a) AMENDED, RESTATED AND CONSOLIDATED NOTE. Borrower shall have executed and delivered to Prudential an Amended, Restated and Consolidated Note, executed by Borrower and payable to the order of Prudential, and otherwise in a form satisfactory to Prudential, that amends, restates and consolidates the Existing Notes so as to evidence the Loan (as modified pursuant hereto) in a single instrument (the "Amended Note");

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           (b)    AMENDMENT TO MORTGAGE AND OTHER LOAN DOCUMENTS.  Borrower
     shall have delivered to Prudential an amendment to the Existing Mortgage, Existing Lease Assignment, Existing Pledge Agreement, and other Existing Loan Documents, executed by Beneficiary and (where applicable) Trustee, in a form satisfactory to Prudential (the "Mortgage Amendment");

           (c) REAFFIRMATION AND AMENDMENT OF GUARANTY AND HAZARDOUS MATERIALS AGREEMENT. Borrower shall have delivered to Prudential an agreement satisfactory to Prudential, executed by Urban LP, with a joinder thereto by Urban Shopping Centers, Inc. ("Urban REIT") for purposes consistent with the joinder attached to the Assumption Agreement (Urban LP and, upon succeeding to the obligations of Urban LP, Urban REIT, being collectively, the "Guarantor"), by which the Guarantor (i) agrees to amendments to the Existing Guaranty and Existing Hazardous Materials Agreement that reflect the transactions described in this Amendment and
     (ii) reaffirms the obligations under the Existing Guaranty and Existing Hazardous Materials Agreement assumed by Guarantor pursuant to the Assumption Agreement (the "Guaranty Amendment");

           (d) REAFFIRMATION AND AMENDMENT OF ERISA AGREEMENT. Borrower shall have delivered to Prudential a Reaffirmation and Amendment to ERISA Certificate and Indemnification Agreement in a form acceptable to Prudential, based on the completion of the transactions described in this Amendment, executed by Beneficiary and Guarantor (the "ERISA Amendment").

           (e) THIRD SUPPLEMENTAL CERTIFICATE OF REPRESENTATIONS AND WARRANTIES. Borrower shall have executed and delivered to Prudential a Third Supplemental Certificate of Representations and Warranties in a form acceptable to Prudential, fully executed by Beneficiary and Guarantor (the "Third Supplemental Certificate").

           (f) SNDA AMENDMENTS. Borrower shall have delivered amendments, executed and acknowledged on behalf of each of the Anchor Tenants, to the Subordination, Non-Disturbance and Attornment Agreements previously executed by such Anchor Tenants, that reflect the transactions described in this Amendment and that reaffirm the provisions of such agreements as applied to the Existing Mortgage and Original Loan, as amended and modified pursuant to this Agreement, which amendments shall also be executed and acknowledged on behalf of Borrower where applicable;

           (g) LESSOR'S CERTIFICATIONS. Borrower shall have delivered to Prudential (i) a current rent roll for the Property certified as true, correct and complete under a written certification executed by Borrower in a form acceptable to Prudential, and (ii) a certification with respect to all Leases addressing matters that estoppel certificates under such Leases would have addressed had the same been obtained by Borrower (other than those for which estoppel certificates have been furnished pursuant to paragraph (k) of this Section);

           (h) UCC AMENDMENTS. Borrower shall have delivered such amendments to the existing UCC Financing Statements as Prudential may require to reflect the change in the secured party resulting from the transactions described herein and to maintain perfection of its security interests;

          (i) TITLE ENDORSEMENT. Borrower shall have furnished to Prudential an endorsement to the Title Insurance Policy heretofore issued in favor of Prudential, which shall (i) insure as of the date hereof that the Existing Mortgage (as amended
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     pursuant to this Amendment) is and remains a valid, first priority mortgage upon the Property, subject only to the exceptions reflected in the Title Insurance Policy as endorsed at the time of execution of the Transfer Agreement and such other exceptions and Prudential may have approved in its sole discretion, (ii) amend the effective date of all endorsements previously issued to make the same effective as of the date hereof, and (iii) increase the amount of coverage thereunder to $168,000,000, and Borrower shall have furnished to Prudential such policies and/or endorsements to policies of reinsurance with respect to the Title Insurance Policy (as endorsed as described immediately above) in amounts and from reinsurers acceptable to Prudential.

           (j) UCC SEARCHES. Borrower shall have furnished to the Prudential current searches, dated no earlier than five (5) business days prior to the date of this Amendment, of all Uniform Commercial Code financing statements filed with (i) the Secretary of State of Illinois, and (ii) all other states (if any) in which Beneficiary and any of its constituent general partners is organized and/or has its principal place of business, against Beneficiary, Trustee, and USC-OO, showing that, with respect to the Project and/or Borrower, no Uniform Commercial Code financing statements are filed against any of such entities (other than in connection with the Loan) in which the collateral is described as (i) personal property or fixtures within the Project or used in connection with the Project, or (ii) any interests of such parties in the Project, the Beneficiary, or any constituent general partner of Beneficiary.

           (k) ESTOPPEL CERTIFICATES. Borrower shall have provided to Prudential estoppel certificates, in a form satisfactory to Prudential, from (i) each of the Anchor Tenants (with respect to its Lease), (ii) the Anchor Operator (with respect to the REA), (iii) each Tenant occupying more than 25,000 square feet (with respect to its Lease), and (iv) the Village of Skokie (with respect to the Village Lease and related documents), executed by such parties for the benefit of Prudential;

           (l) OPINIONS. Borrower shall have furnished to Prudential the following opinions in form and content satisfactory to Prudential:

                  (i) an opinion of counsel acceptable to the Prudential, in form and content acceptable to the Prudential, opining among other things that (w) Beneficiary is duly formed and validly existing under the laws of its state of organization, (x) Beneficiary and each general partner of Beneficiary has taken all necessary partnership or corporate action (as the case may be) to authorize the execution and delivery of each of this Amendment and the other Loan Document Amendments requiring Beneficiary's execution, (y) each of the Loan Document Amendments requiring Borrower's or Beneficiary's execution has been duly executed by Borrower or Beneficiary (as the case may be) and constitutes the valid and binding obligations of Borrower or Beneficiary (as applicable) enforceable against Borrower or Beneficiary (as applicable) in accordance with its respective terms (subject to customary exceptions), and (z) the Loan Documents, as amended by the Loan Document Amendments, are the valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms (subject to customary exceptions); and

                  (ii) an opinion of counsel acceptable to Prudential, in form and content acceptable to Prudential, opining among other things that: (1) Urban LP is a duly formed and validly existing limited partnership under the laws of the State of Illinois; (2) each of Urban REIT and USC-OO is a duly formed and validly existing corporation under the laws of the respective states of their formation; (3) Guarantor has taken all necessary partnership and corporate action (as the case may be) to authorize the execution and delivery of the Guaranty Amendment, ERISA Amendment, and Third Supplemental Certificate; and (4) the Guaranty Amendment, ERISA Amendment and Third Supplemental Certificate have been duly and validly executed by Guarantor and are binding upon and enforceable against the Guarantor in accordance with their terms as of the date of this Amendment (subject to customary exceptions);

           (m) EVIDENCE OF AUTHORITY. Borrower and Guarantor shall have furnished evidence satisfactory to Prudential, including certified resolutions of the Beneficiary's general partner and of Urban REIT, that the individuals executing this Amendment and the documents identified in paragraphs (a) through (h) of this Section (this Amendment and such other documents being collectively referred to herein as the "Loan Document Amendments") on behalf of the each of such executing parties has been duly authorized by all appropriate action to so execute and deliver this Amendment and the other Loan Document Amendments.

           (n) ORGANIZATIONAL DOCUMENTS. Borrower and Urban LP shall have provided to Prudential:

                  (i) a certification, dated as of the date hereof, that there have been no amendments to any of (A) the amended and restated limited partnership agreement of Beneficiary, (B) the limited partnership agreement of Urban LP, or (C) the articles of incorporation or by-laws of USC-OO and Urban REIT (other than as provided under subparagraph (ii) immediately below);

                  (ii) copies, certified as true, correct and complete as of the date hereof, of (A) authorizing resolutions of USC-OO and Urban REIT with respect to the Loan Document Amendments and the transaction described in this Amendment and (B) any amendments to the documents described in subparagraph (i) immediately above; and

                  (iii) such other documents as Prudential may require to establish the identity and power and authority of any person or persons who may be executing any of the Loan Document Amendments;

           (o) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in the Third Supplemental Certificate shall be true and correct in all material respects as of the date of this Amendment;

           (p) FINANCIAL STATEMENTS. Borrower shall have provided current financial statements for the Project, Beneficiary, and Urban LP, showing no material adverse change in their financial condition, and no such material adverse change shall have occurred as of the date hereof.

           (q) PAYMENT OF FEES, COSTS. Borrower shall have paid (i) any prepayment premium due on account of the repayment of the portion of the Original Loan payable to FPGT (calculated in the manner provided for in the Application Letter) and (ii) all fees and expenses of Prudential incurred as of the date hereof in connection with the modification of the

     Loan Documents and/or the transaction described herein, including title endorsement charges and Prudential's reasonable legal fees and expenses.

     3. AMENDMENTS TO DEFINITIONS. From and after the date of this Amendment, the following terms used in the Existing Loan Agreement (and as used in the sections of this Amendment which follow this Section 3) shall have the following meanings:

     (a) "Certificate of Representations and Warranties" shall mean and refer to the Existing Certificate as amended and supplemented by the Third Supplemental Certificate, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (b) "ERISA Agreement" shall mean and refer to the Existing ERISA Certificate, as amended by the ERISA Amendment, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (c) "Guaranty" shall mean the Existing Guaranty as amended by the Guaranty Amendment, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (d) "Hazardous Materials Agreement" shall mean the Existing Hazardous Materials Agreement, as amended by the Guaranty Amendment, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (e) "Lender" shall mean and refer solely to Prudential and its successors and assigns.

     (f) "Loan" shall mean the Original Loan as modified as described in this Amendment.

     (g)          "Loan Amount" shall mean $168,000,000.

     (h) "Loan Documents" or any individual "Loan Document" (however described) shall mean such document or documents as amended by this Amendment and/or the applicable Loan Document Amendment, as the case may be, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (i)          "Maturity Date" shall mean December 11, 2009.

     (j) "Minimum Leasing Requirements" shall mean the requirements set forth on EXHIBIT E attached to this Amendment (which exhibit hereby replaces and supercedes "Exhibit E" to the Existing Loan Agreement.

     (k) "Mortgage" shall mean and refer to the Existing Mortgage, as amended by the Mortgage Amendment, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (l) "Note" or "Notes" shall mean and refer singularly to the Amended Note referred to in paragraph 2(a) of this Amendment, together with any subsequent amendments, modifications, renewals, or extensions thereof.

     (m) "Title Policy" shall mean that certain mortgagee's policy of title insurance issued to Prudential by Chicago Title Insurance Company under Policy No. 1401 007506169 D1-A, with all endorsements and supplements thereto heretofore issued or issued pursuant to this Amendment, and together with all policies of reinsurance issued prior to the date hereof (as heretofore endorsed or endorsed pursuant to this Amendment) and any and all additional reinsurance policies issued pursuant to this Amendment.

     (n) Internal references to "this Agreement" or similar phrases shall mean the Existing Loan Agreement as amended by this Amendment.

     (o) All references to FPGT (including those in the notice provisions of the Existing Loan Agreement) shall no longer be applicable, and the Existing Loan Agreement (as amended hereby) shall be construed and applied as if such references did not appear in the document.

In addition, the following definitions are hereby added to Section 2.1 of the Existing Loan Agreement:

           "BUILDING EQUIPMENT: All machinery, appliances, apparatus, fittings, fixtures, and articles of personal property now or hereafter affixed to, attached to, placed upon, or located upon the Real Estate or any part thereof (including all additions, replacements and substitutions therefor from time to time) and used in connection with the use, ownership, management, maintenance, or operation of the Real Estate and now or hereafter owned or leased by Borrower, including all heating, lighting, loading, unloading and power equipment; all boilers, dynamos, engines, pipes, tanks, motors, conduits, and switchboards; all plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating, and communications apparatus; all air cooling and air conditioning apparatus; and all elevators, escalators, carpeting, shades, draperies, awnings, doors and windows, blinds, cabinets, office equipment, furniture and furnishings, partitions, ducts, and compressors (but excluding equipment and personal property of tenants of the Real Estate).

           "SINGLE PURPOSE ENTITY:  A Person, other than an individual, which
     (i) is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in the Project, (ii) does not engage in any business unrelated to the Project and the financing thereof, (iii) does not have any assets other than those related to its interest in the Project or the financing thereof or any indebtedness other than as permitted by this Agreement and the other Loan Documents, (iv) has its own separate books and records and its own accounts, in each case which are separate and apart from the books, records and accounts of any other Person, (v) holds itself out as being a Person that is separate and distinct from any other Person, and (vi) has provisions in its organizational documents limiting its powers and purposes in accordance with the foregoing.

     4. LEASES AND LEASE REPORTS. The provisions of Section 10.12 of the Existing Loan Agreement are hereby amended by restating the same in their entirety, as follows:

     "10.12  LEASES AND LEASE REPORTS.

           "A.    The provisions of this Paragraph A shall apply to (i) all
     Leases other than Non-Major Leases and Renewal Leases (as such terms are defined in subparagraph B. (a) below) and (ii) all Leases in any case in which the Debt Service Coverage Ratio (calculated on the basis of the Loan Amount as redefined herein and an Applicable Period of the most recent 12 months) does not exceed 1.10:

                  "(a) Borrower shall not, without the prior written consent of Lender, lease any part of the Project or renew or extend the Leases of any Tenant, except for any Leases which (A) are on a standard form of lease approved by Lender, or based on such standard form and contain non-material changes to such form, (B) provide a term, rental rate and Tenant Allowance which, in Lender's reasonable judgment, represent a reasonable market term and amounts for such Lease, (C) otherwise meet the Minimum Leasing Requirements), and (D) are to Tenants whose businesses are reasonably compatible with the Project and whose creditworthiness is reasonably satisfactory to Lender.

                  "(b) Borrower shall not, without the prior written consent of Lender, terminate, amend, modify or alter in any material respect any Lease (except for modifications or amendments the result of which is that the Lease as so modified or amended still meets the requirements of subparagraph (a) immediately above), or waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any Tenant from any material obligations, covenants, conditions and agreements by such Tenant to be kept, or accept or consent to any surrender of any Lease (except that Borrower shall be entitled to take such enforcement actions as Borrower deems necessary or appropriate, including terminating Leases, with respect to Leases other than Leases to Anchor Tenants under which the Tenant is materially in default); provided, that Borrower shall be entitled to amend, modify, terminate, or accept the surrender of Leases without Lender's consent if (A) each such Lease covers less than 10,000 square feet of GLA, (B) Borrower believes in the exercise of its prudent business judgment that such actions will benefit the Project, and (C) the aggregate square footage covered by the affected Leases does not exceed 20,000 square feet of GLA in any twelve month period.

                  "(c) Borrower shall not, without the prior written consent of Lender, agree or consent to any modification of the express purposes for which the Tenant is entitled to use its premises, or consent to any subletting of the space under any Lease or any part thereof, or to assignment of any Lease by the Tenant thereunder or to any assignment or further subletting by any sublessees; provided, that Borrower shall be entitled to consent to any such modification, sublease or assignment of any Lease without Lender's consent if (A) each such Lease covers less than 10,000 square feet of GLA, (B) Borrower believes in the exercise of its prudent business judgment that such actions will benefit the Project, and (C) the aggregate square footage covered by the affected Leases does not exceed 40,000 square feet of GLA in any twelve month period.

           "B. The provisions of this Paragraph B shall apply, in lieu of the provisions of Paragraph A immediately above, to all Non-Major Leases and Renewal Leases in any case in which the Debt Service Coverage Ratio (calculated on the same basis as described in Paragraph A above) exceeds 1.10:

                  "(a) Borrower may, at all times, lease the portions of the Project currently used for retail or office purposes in its discretion reasonably exercised in a first-class manner consistent with the other first-class regional shopping malls located in the greater Chicago, Illinois, metropolitan area and then current market conditions existing therein, and otherwise in accordance with this Agreement, under leases in which the premises thereunder covers less than 25,000 square feet of GLA (in the case of retail leases) or 25,000 of rentable square feet (determined in the manner generally applied to leases in the office building within the Project) (herein collectively, "Non-Major Leases"). Each Non-Major Lease entered into after the date hereof, including the renewal or extension on or after the date hereof of any Non-Major Lease entered into prior to the date hereof if the Rent payable during such renewal or extension, or a formula or other method to compute such Rent, is not provided for in such Lease (such a renewal or extension a "Renewal Lease"), either (A) shall provided for payment of Rent and all other material amounts payable on market terms and conditions (taking into account the type and quality of the tenant, the length of tenancy and the location and configuration of the space so rented), as of the date such Non-Major Lease or Renewal Lease is executed by Borrower, of the space covered by such Non-Major Lease or Renewal Lease for the term therefore, including any renewal options, (B) shall not materially adversely affect the value of the Project taken as a whole, or (C) shall be consented to by the Lender. Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Non-Major Lease or terminate, reduce Rents under or shorten the term of any Non-Major Lease provided that such action (taking into account, in the case of a termination, reduction in Rent or shortening of term, the planned alternative use of the affected space) does not materially adversely affect the value of the Project take as a whole, and provided further that such Non-Major Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement.

                  "(b) Each Lease entered into pursuant to this Paragraph B must provide substantially as follows: In the event of the enforcement by Lender of any remedy under the Mortgage or other
           Loan Documents, the Tenant under such Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, subject to Lender's and such Tenant's delivery of a Nondisturbance Agreement if such Nondisturbance Agreement is required pursuant to the provisions of subparagraph C.(c) of this Section, attorn to Lender or to such Person and shall recognize Lender or such successor in interest as lessor under the such Lease without change in the provisions, thereof; provided, however, Lender or such successor in interest shall not be liable for or bound by (i) any payment of an installment of Rent which may have been made more than thirty (30) days before the due date of such installment, (ii) any amendment or modification to or termination of any such Lease not in conformity with paragraph (a) of this Section, (iii) any act or omission of or default by Borrower under any such Lease or (iv) any credits, claims, setoffs or defenses which any Tenant may have against Borrower. In addition, each such Lease must (A) require that the Tenant, upon reasonable request by Lender or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment, subject to Lender's delivery of a Nondisturbance Agreement to such Tenant if such Nondisturbance Agreement is required pursuant to the provisions of subparagraph C.(c) below, and (B) require that the Tenant shall deliver from time to time, within a reasonable time (which shall not exceed thirty (30) days) after the request of the landlord thereunder, an estoppel certificate substantially the form of EXHIBIT J attached hereto, and (C) generally conform with Borrower's standard form of lease (as approved by Lender), other than such variations as shall not (in Borrower's prudent business judgment) materially adversely affect the value of the Project taken as a whole (but subject to the provisions of subparagraphs C.(b) and C.(c) of this Section). The form of each Lease entered into pursuant to this Paragraph B shall reflect all changes to Borrower's standard form by marking out deleted language and interlineating new language in the margins or on one or more attachments or addenda to such Lease.

                  "(c) No later than ten (10) business days after Borrower executes any Lease pursuant to the provisions of this Paragraph B, Borrower shall deliver to Lender (i) a complete copy of such Lease certified as true, correct and complete by an officer of Borrower or its Manager, and (ii) a summary of the principal terms of such Lease, including (1) the term, (2) renewal or extension options,
           (3) any cancellation or termination options (other than those customarily provided for casualty and condemnation), (4) the base rent, percentage rent, and additional rent, (5) any "free" rent or rent abatement provisions, (6) the amount and terms of payment of any Tenant Allowances, (7) the scope of the Tenant's permitted uses,
           (8) any exclusive use restrictions, (9) any expansion options or rights of first offer or first refusal on any other space in the Project, (10) any Co-Tenancy Provision (as such term is defined in EXHIBIT E hereto), and (11) any other provision that (x) departs from Borrower's normal leasing practices and (y) creates material obligations or liabilities on the part of the landlord.

           "C.    The provisions of this Paragraph C shall apply to all Leases and all renewals, extensions, amendments, modifications, or alterations of
     Leases:

                  "(a) Each request by Borrower for approval of any Lease, or any modification or amendment of any Lease, for which Lender's approval is required under this Section shall be made by written notice to Lender and shall include (i) a copy of the applicable Leases or Lease amendment and all related documents such as (but not limited to) work letters and lease guaranties, (ii) a marked copy of the Lease or Lease amendment highlighting all changes from the Minimum Leasing Requirements and the standard form lease, and
           (iii) such other information regarding the Tenant thereunder and its operations as Lender shall reasonably require (such notice and all such documentation with respect to any proposed Lease or Lease amendment being referred to collectively as a "Lease Approval Request"). Failure of Lender to have either approved or disapproved any proposed Lease, or any proposed modification or amendment of any Lease, within seven (7) business days after Lender shall have received the applicable Lease Approval Request therefor shall, if such failure continues for three (3) business days after further written notice to Lender of Lender's having failed to act on such Lease Approval Request, be deemed an approval by Lender of such Lease or Lease amendment; provided, that the provisions of this sentence shall be inapplicable to any Lease Approval Requests pending at any one time if the number of such Lease Approval Requests submitted to Lender shall exceed five (5) during any ten
           (10) business day period. If Lender shall disapprove any Lease or any proposed amendment, modification, or termination of any Lease for which its approval is required hereunder, Lender shall give written notice of such disapproval, setting forth in such notice the reasons for such disapproval.

                  "(b) Unless otherwise approved in writing by Lender in each instance, no Lease shall contain (i) an option to purchase or right of first refusal to purchase, or any other right to purchase or acquire all or any part of or any interest in the Real Estate (other than any option in Borrower to purchase the Garage Parcel), (ii) any representations, warranties or indemnifications by the landlord with respect to hazardous substances or asbestos which would be binding upon Lender or any subsequent grantees or assignees upon acquisition of the Project through foreclosure or conveyance in lieu of such foreclosure, or (iii) any obligations (financial or otherwise) upon the landlord to construct or provide land for construction of any physical improvements which would be binding upon Lender or any subsequent grantees or assignees upon acquisition of the Project through foreclosure or conveyance in lieu of such foreclosure, or which, if not performed, would result in any offsets against Rent which would be binding upon Lender or any subsequent grantees or assignees upon acquisition of the Project through foreclosure or conveyance in lieu of such foreclosure.

                  "(c) All Leases entered into by Borrower after the date hereof shall be subject and subordinate to the Mortgage (through subordination provisions in the Leases or, where the Tenant has requested that Lender enter into a Nondisturbance Agreement [as defined below], a separate Nondisturbance Agreement) and shall provide that the Tenant thereunder shall attorn to Lender, or any other Person succeeding to the interest of Lender, on the terms set forth in subparagraph B.(b) of this Section; provided, that at the request of Borrower (pursuant to the request of the applicable Tenant), Lender shall enter into subordination, attornment and nondisturbance agreement, in form and substance substantially similar to the form attached hereto as EXHIBIT L (a "Nondisturbance Agreement") with any existing Tenant or any Tenant entering into a Lease after the date hereof (other than a Lease to an Affiliate of the Borrower); and provided further, that with respect to any Lease entered into after the date hereof, such request is accompanied by a certificate of a principal officer of Beneficiary's general partner (who shall also be an officer of Guarantor or its general partner) stating that such Lease complies in all respects with this SECTION 10.12. All actual, out-of-pocket costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of any Nondisturbance Agreement including, without limitation, reasonable attorneys' fees and disbursements, shall be paid by Borrower.

                  "(d) Borrower shall promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases, and Borrower shall exercise, within fifteen (15) Business Days after a written request by Lender (which requests may not be made with unreasonable frequency), any right to request from the Tenant under any Lease a certificate with respect to the status thereof. Borrower shall not
           (i) receive or collect any Rents or other sums payable under any Lease (collectively, "Rents") for a period of more than one month in advance (whether in cash or by promissory note) or (ii) further assign any Lease or pledge, transfer, mortgage or otherwise encumber or assign future payments of Rents."

     5. TRANSFER PROVISIONS. The provisions of Section 11.3 of the Existing Loan Agreement are hereby amended by restating the same in their entirety, as follows:

 "11.3     DUE ON SALE OR ENCUMBRANCE

           "A. In the event that Trustee or Beneficiary, without the prior written consent of Lender (which consent may be withheld for any reason or for no reason or given conditionally, in Lender's discretion), shall sell, convey, assign, transfer or shall otherwise dispose of or be divested of its title to, or shall mortgage, convey security title to, or otherwise encumber or cause to be encumbered (collectively, "Transfer"), the Real Estate or any part thereof or any interest therein in any manner or way (whether direct or indirect, voluntary or involuntary), or in the event of:

                  "(a) any merger, consolidation, or dissolution involving, or the Transfer of all or substantially all of the assets of, Beneficiary or Urban LP, any general partner of Beneficiary or Urban LP, or USC-OO or any other direct or indirect general partner of Beneficiary, except as otherwise expressly provided in this Section;

                  "(b) the Transfer (at one time or over any period of time) of 10% or more of:

                        "(i) the voting stock of

                             "(A) a corporate Beneficiary,

                             "(B) USC-OO or other direct or indirect corporate
                                  general partner of Beneficiary, or

                             "(ii) the beneficial interest in Trustee, or the
                        interest in any owner of 50% or more of the beneficial interest in Trustee;

                  "(c) the Transfer of any general partnership interest in Beneficiary or Urban LP; or

                  "(d) the conversion of the general partnership interest in Beneficiary of USC-OO (or other successor general partner of Beneficiary permitted hereunder, or any direct or indirect general partnership interest in any such successor general partner) to a limited partnership interest; the conversion of Urban REIT's general partnership interest in Urban LP to a limited partnership interest; the conversion of any limited partnership interest in Beneficiary or Urban LP, or in any partnership which is a direct or indirect general partner of Beneficiary or Urban LP, to a general partnership interest; or the admission of any new general partner in Beneficiary or Urban LP, or in any partnership which is a direct or indirect general partner of Beneficiary or Urban LP;"

     "then the entire balance of the secured indebtedness, plus the Prepayment Premium, shall become immediately due and payable at the option of Lender. This provision shall not apply to transfers of title or interest under any will or testament or applicable law of descent.

           "B. Notwithstanding the foregoing, Lender agrees that the following Transfers shall not be deemed to violate the foregoing restrictions so long as no Default has occurred and is continuing (but shall be subject to the limitations in the ERISA Agreement): (1) any Transfer of limited partnership interests in Beneficiary held by Urban
     LP to Urban REIT; (2) any Transfer of the general partnership interest in Beneficiary by USC-OO to Urban LP, Urban REIT, or any other wholly-owned subsidiary of either of them, or any transfer of the stock of USC-OO to Urban LP or any other wholly-owned subsidiary of Urban LP or Urban REIT;
     (3) any transfer of limited partnership interests in Urban LP or any conversion of limited partnership interests in Urban LP to stock of Urban REIT; (4) any sale, exchange, encumbrance, pledge, or other transfer of the stock of Urban REIT, other than as described in subparagraph (a) of this Section; and (5) when all limited partnership interests in Urban LP have been exchanged for stock of Urban REIT, the dissolution of Urban LP as contemplated by the partnership agreement of Urban LP, provided Urban REIT succeeds to all of the assets, and assumes all of the liabilities of, Urban LP."

           "C.    In addition, notwithstanding the foregoing, if no Default
     has occurred and is continuing, Lender agrees that, upon the written request of Borrower, Lender shall consent to one (and only one) Transfer, exclusively in the form of (x) a conveyance of the entire Project, (y) an absolute assignment of the entire beneficial interest in the land trust of which Trustee is the trustee, or (z) an absolute assignment of all or substantially all of the partnership interests in Beneficiary (expressly including all general partnership interests), if (and only if):

                  "(a) the Project shall have achieved a Debt Service Coverage Ratio of at least 1.35;

                  "(b) at the time of the Transfer, the Loan-to-Value Ratio (as hereinafter defined) does not exceed 70%;

                  "(c) after such Transfer, legal and beneficial title to the Project shall be held in either (i) a Single Purpose Entity or (ii) one or more pension funds, real estate investment trusts, or institutional investment accounts (or an investment vehicle established by such an entity or entities), and such Single Purpose Entity or other such entity or entities, together with the person(s) assuming the obligations under the Guaranty and Hazardous Materials Agreement (who shall be an Affiliate of the holder of the legal or beneficial title to the Project) shall have, exclusive of the Project, an aggregate current net worth of at least $250 million and aggregate total assets of at least $500 million; provided, that in the case of a pension fund or institutional investment account, the total asset requirement shall be deemed satisfied if the manager or advisor for such fund or account manages or acts as advisor for funds or accounts having aggregate total assets of at least $500 million (exclusive of the Project);

                  "(d) the proposed transferee is a person which, in the reasonable judgment of Lender, (i) has a good reputation in the business community and (ii) has established experience in the ownership, operation and management of similar properties, or if such transferee lacks such experience, the transferee engages a reputable and experienced professional management company that possesses such experience (it being agreed that an owner or manager which, together with its Affiliates, has under ownership or management, at the time of the proposed transfer, at least six regional or super-regional shopping centers, comprising an aggregate of at least five million square feet of gross leasable area [inclusive of anchor space, but exclusive of the Project] shall be deemed to have established experience meeting the requirements of this paragraph);

                  "(e) Lender has received thirty (30) days' prior written notice from Borrower of the proposed transfer and all information reasonably required by Lender to determine whether the proposed transferee meets the criteria set forth in SUBSECTIONS (a) and (b) immediately above;

                  "(f) as consideration for the review of such transfer, Borrower has paid Lender a reasonable servicing fee (not less than $10,000), which shall be deemed earned by Lender even if such proposed Transfer is not approved, and if such Transfer is approved, an additional fee equal to 0.25% of the outstanding principal amount of the Loan at the time of such Transfer; provided, that with respect to any Transfer made in connection with any merger, sale, or other transaction involving all or substantially all of the assets of Urban LP or Urban REIT, such additional fee would not exceed Fifty Thousand Dollars ($50,000).

                  "(g) at Lender's option, Lender has received an endorsement to the Title Policy at Borrower's expense, which endorsement states that the Mortgage remains a first and prior lien against the Real Estate;

                  "(h) the transferee expressly assumes the indebtedness under the Note and all other obligations under the Loan Documents (or such obligations thereunder as a transferee of partnership interests may have pursuant to the Loan Documents) pursuant to an assumption document satisfactory to Lender; provided, that such assumption document shall not (i) increase the financial obligations of, or personal recourse to, the transferee relative to the obligations of Borrower and Guarantor under the Loan Documents, or (ii) otherwise materially modify the provisions of the Loan Documents, other than
           (x) the inclusion of representations and warranties relating to the requirements of this Section and covering customary matters relating to the transferee such as due organization, existence, good standing, and authority and the validity and enforceability of the assumption document and the Loan Documents as against the transferee, and (y) provisions which Lender shall determine are necessary to reflect within the Loan Documents changes in the entities involved in the Loan;

                  "(i) the transferee executes such documents as may be required by Lender to perfect or maintain perfection of a first priority security interest in the personal property in which Lender has a security interest pursuant to the terms of the Loan Documents;

                  "(j) Lender receives copies of all documents evidencing such Transfer and approves (in its reasonable judgment) the form and content of all such documents, and Lender is furnished with a certified copy of each recorded transfer document (it being agreed that the scope of Lender's approval shall be limited to determining that such documents and the applicable transaction conform to the provisions of the Loan Documents);

                  "(k) such transfer is permitted under the provisions of the ERISA Agreement;

                  "(l) if the Expansion Project (as defined in the Fifth Amendment to Loan Agreement) has been commenced, the same has been completed and the requirements set forth in Section 6 thereof have been satisfied; and

                  "(m) Borrower pays all reasonable costs and expenses incurred by Lender in connection with such transfer, including all legal, accounting, title insurance and appraisal fees, whether or not such transfer is actually consummated.

     "The term "Loan-to-Value Ratio" shall mean the ratio of (x) the aggregate principal balance of the Loan as of the date of the Transfer to (y) the purchase price for the Project (based on an arms-length, third party transaction); provided, that in any case in which the Transfer involves less than 100% of legal title to the Project or 100% of the beneficial or equity interests in Trustee or Beneficiary, the purchase price for the Project shall be derived by Lender (in its reasonable judgment) from the amounts to be paid in such transaction and the nature and extent of the interests acquired.

           "D.    Notwithstanding the preceding provisions of this Section,
     Borrower may transfer or dispose of Building Equipment (as hereinafter defined) which is being replaced or which is no longer necessary in connection with the operation of the Project free from the interest of Lender under the Loan Documents, provided that such transfer or disposal will not materially adversely affect the value of the Project taken as a whole, will not materially impair the utility of the Project, and will not result in a reduction or abatement of, or right of offset against, the rents payable under any Lease, in either case as a result thereof, and provided that any new Building Equipment acquired by Borrower (and not so disposed of) shall be subject to the interest of Lender under this Agreement (unless the same is leased as permitted under the provisions of the Loan Documents). Lender shall, from time to time, upon receipt of a written request therefor and a certification from a principal officer of Borrower's general partner that a transfer or disposition of Building Equipment meets the conditions of this paragraph D, execute a written instrument in form reasonably satisfactory to it to confirm that such Building Equipment which is to be, or has been sold or disposed of is free from the interest of Lender under this Agreement."

     6. ADDITIONAL IMPROVEMENTS. Lender acknowledges that Borrower intends to construct (at Borrower's sole expense and from its own funds) certain additional improvements within the Property, consisting of an additional movie theater, additional retail space, and an additional parking deck (the "Expansion Project"), as described in the preliminary plans attached hereto as EXHIBIT 1 and made a part hereof (the "Preliminary Plans"). Lender has reviewed the Preliminary Plans and has no objection thereto at this time. However, at such time as Borrower has prepared detailed plans and specifications for the Expansion Project and is otherwise prepared to commence the same, Borrower shall submit to Lender the following items:

           (i)    such plans and specifications;

           (ii) a certificate or certificates of the responsible architect(s) and engineer(s) with respect to such plans and specifications, in a form acceptable to Prudential (it being agreed that such certificates will be acceptable if they are substantially similar in content to the certificates previously received by Original Lender with respect to the Project);

           (iii) a construction schedule in reasonable detail, showing commencement and completion dates for all material phases of the Expansion Project;

           (iv) a description in reasonable detail of the effects that such construction will have on existing parking capacity and other common areas and facilities;

           (v) a list of the primary contractor(s) that Borrower intends to engage;

           (vi) Borrower's leasing projections with respect to new retail space and copies of any leases or letters of intent that shall have been executed with respect to such space;

           (vii) a description of Borrower's source of funds for the Expansion Project;

           (viii) a certification executed by Borrower and Guarantor, in a form satisfactory to Prudential, that neither the construction nor the operation of the Expansion Project will violate the REA, any of the Leases with the Anchor Tenants, or any other existing Leases (or to the extent that such a violation would arise, the written consent(s) of the party or parties affected);

           (ix) any other information reasonably required by Prudential to assess the impact of the Expansion Project on the Borrower and the Property; and

           (x) a guaranty of completion for the benefit of Prudential, in a form satisfactory to Prudential, executed by Guarantor, together with evidence of authorization and enforceability of such guaranty similar to that provided in paragraphs (l), (m), and (n) of Section 2 of this Amendment.

On the basis of the foregoing, Prudential shall determine whether to approve the Expansion Project; provided, however, Borrower will be entitled to proceed with the Expansion Project if (A) such project as reflected in the final plans and specifications is consistent with the Preliminary Plans, (B) the construction and operation of the Expansion Project will comply with applicable Laws, and (C) Lender determines, in its reasonable judgment, that the construction and operation of the Expansion Project will not adversely impact the value of the Property (it being agreed by Lender that on the basis of the Preliminary Plans, proposed tenant mix, and other information provided by Borrower up to the date of this Amendment, Lender does not now believe that the Expansion Project will adversely impact the value of the Project). Upon approval of the Expansion Project and the commencement thereof, Borrower shall diligently pursue the same to completion substantially in accordance with the final plans and specifications and construction schedule submitted to Prudential as provided above and all applicable Laws. Upon completion thereof, Borrower shall furnish to Prudential (a) a certificate or certificates of the responsible architect(s) and engineer(s) with respect to the Expansion Project as constructed, in a form acceptable to Prudential (it being agreed that such certificates will be acceptable if they are substantially similar in content to the certificates previously received by Original Lender with respect to the Project), (b) copies of as-built plans and specifications for the Expansion Project, (c) an as-built survey of the portions of the Property affected by the Expansion Project, (d) an endorsement to the Title Policy (x) insuring against any mechanics' liens arising from the Expansion Project and (y) insuring the accuracy of such survey and the absence of any encroachments as a result of the Expansion Project, and (e) as tenants of the spaces in the Expansion Project take possession of their respective spaces, estoppel certificates executed by such tenants.

     7. NOTICES. Section 14.4 of the Existing Loan Agreement is hereby amended to provide that notices to the Lender under the Loan Agreement shall hereafter be addressed as follows:

                        The Prudential Insurance Company
                          of America
                        c/o Prudential Capital Group
                        Two Prudential Plaza
                        180 North Stetson Street
                        Suite 5600
                        Chicago, Illinois 60601
                        Attention:  Managing Director
                                      Re:  Old Orchard Shopping Center
                                      Prudential Loan No. 6-102-354

           with a copy to:

                        The Prudential Insurance Company
                          of America
                        One Prudential Plaza
                        Suite 1300
                        Chicago, Illinois 60601
                        Attention:  Regional General Counsel
                                      Re:  Old Orchard Shopping Center
                                      Prudential Loan No. 6-102-354

     8. INCORPORATION OF RECITALS AND EXHIBITS. The Recitals to this Amendment and all Exhibits attached hereto are hereby incorporated into and shall constitute a part of this Amendment.

     9. NO WAIVER OR MODIFICATION. Nothing contained herein shall be construed to disturb, discharge, cancel, impair or extinguish the indebtedness and obligations evidenced by the Existing Note or constitute a novation of such indebtedness (other than as provided in the Amended Note), or waive, release or impair the lien and validity of the Mortgage or the other Loan Documents. Borrower covenants and agrees that the indebtedness under the

Note continues to be secured by the Mortgage and the other collateral and security heretofore or hereafter given the Prudential to secure such indebtedness, whether by the undersigned or otherwise, and that all of the terms, covenants, provisions and obligations of the Existing Mortgage and the other Existing Loan Documents remain in full force and effect in accordance with their terms, except as expressly amended by this Amendment and the other Loan Document Amendments.

     10. AGREEMENT BINDING. This Amendment, the other Loan Document Amendments, and the other Loan Documents set forth the entire understanding between Borrower and Prudential relative to the Loan, and the same shall not be amended except by a written instrument duly executed by each of Borrower and Prudential. The provisions hereof shall be binding upon Borrower and Prudential and the representatives, successors and assigns of each of Borrower and Prudential, including successors in interest of Borrower in and to all or any part of the Project or any direct or indirect interest in Beneficiary, and shall inure to the benefit of Prudential and its successors and assigns.

     11. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be in an original, but all of which counterparts shall together constitute one and the same instrument.

     12. PARTIAL INVALIDITY; INCONSISTENCIES. In the event that any one or more of the provisions contained in this Amendment shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired. In the event of a conflict or inconsistency between the provisions of the Loan Documents and the provisions of the Loan Document Amendments, the provisions of the Loan Document Amendments shall govern. The Loan Document Amendments and the Loan Documents are intended to be interpreted in a manner which renders their respective terms and provisions consistent with one another; however, in the event of an inconsistency between any of the Loan Document Amendments and the other Loan Documents which cannot reasonably be reconciled, the Loan Document Amendments are intended to control.

     13. INTERPRETATION. Each party and its counsel has reviewed and revised the Loan Document Amendments and agrees that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of such document. The use in the Loan Document Amendments of the words "including", "such as", or words of similar import when following any general term, statement or matter shall not be construed to limit such statement, term or matter to the specific items or matters, whether or not language of non-limitation such as "without limitation" or "but not limited to", or words of similar import are used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such statement, term or matter.

     14. PAYMENT OF COSTS. Borrower shall pay all fees and expenses of Prudential incurred in connection with the modification of the Loan Documents and/or the transaction described herein, including without limitation updated title endorsement charges and Prudential's reasonable legal fees and expenses.

     15. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

     16. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AMENDMENT HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AMENDMENT, ANY OF THE OTHER LOAN DOCUMENT AMENDMENTS, OR ANY ACTS OR OMISSIONS OF PRUDENTIAL IN CONNECTION THEREWITH.

     17. LIABILITY LIMITATIONS. This Amendment, and the liabilities of each of Borrower, USC-OO, and all other Exculpated Parties under the provisions of this Amendment, are subject to the limitations on liability set forth in
Section 14.20 of the Loan Agreement (as amended by Sections 17 and 18 of the Transfer Agreement). The parties acknowledge that the provisions contained in
Section 14.20 of the Loan Agreement (which are also set forth in the Note) have been amended in certain respects as reflected in the Note; accordingly, in the event of any conflict between Section 8 of the Note and Section 14.20 of the Loan Agreement, Section 8 of the Note shall control.

     18. TRUSTEE EXCULPATION. This Amendment is executed by American National Bank and Trust Company of Chicago, not personally but solely as Trustee as aforesaid, in the exercise of the power and authority conferred upon and vested in it as such Trustee (and American National Bank and Trust Company of Chicago hereby represents and warrants that it possesses full power and authority to execute this instrument). All the terms, provisions, stipulations, covenants and conditions to be performed hereunder (whether or not the same are expressed in terms of covenants, promises or agreements), are undertaken by it solely as Trustee, as aforesaid, and not individually, and no personal liability shall be asserted to be enforceable against Trustee by reason of any of the terms, provisions, stipulations, covenants and conditions contained herein.

            [Signatures contained on following page]

     IN WITNESS WHEREOF, Borrower and Prudential have executed this Amendment as of the date first written above.


BENEFICIARY:                      OLD ORCHARD URBAN LIMITED PARTNERSHIP, an
                                  Illinois limited partnership

                                  By:  USC Old Orchard, Inc., a Delaware
                                       corporation, its General Partner


                                       By: ________________________________
                                       Its:________________________________


TRUSTEE: AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, not personally but as Trustee aforesaid


                                  By: _____________________________________
                                  Its:_____________________________________


LENDER:                           THE PRUDENTIAL INSURANCE COMPANY OF
                                  AMERICA, a New Jersey corporation


                                  By:______________________________________
                                               Its Vice President